CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF TRUST

OF

PIONEER ILS INTERVAL FUND

a Delaware Statutory Trust

This Certificate of Amendment to Certificate of Trust of Pioneer ILS Interval Fund (the “Trust”) is being filed pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act.

1.The name of the Trust is Victory Pioneer ILS Interval Fund.

2.The Trust’s Certificate of Trust is hereby amended by deleting in its entirety Article 1 thereof and inserting in lieu thereof the following replacement Article 1:

“1. Name. The name of the statutory trust is “Victory Pioneer ILS Interval Fund”.”

3.This Certificate of Amendment shall be effective on March 1, 2026.

[signature page follows]

IN WITNESS WHEREOF, the undersigned, being a trustee of the Trust, has duly signed this Certificate of Amendment.

__/s/ Thomas J. Perna _____________

Thomas J. Perna

as trustee, and not individually